Exhibit 99.1

B&G Foods Delivers Strong Net Sales and Earnings Growth
for Fourth Quarter and Full-Year 2010

Parsippany, N.J., March 1, 2011—B&G Foods, Inc. (NYSE: BGS) today reported financial results for the fourth quarter and full-year 2010.

Highlights

•                  Net sales increased 4.6% to $141.9 million for the quarter and 2.5% to $513.3 million for the year

•                  Net income increased more than 100% for the quarter to $14.3 million and 85.6% for the year to $32.4 million

•                  Diluted earnings per share increased 866.7% to $0.29 for the quarter and 52.3% to $0.67 for the year

•                  Adjusted diluted earnings per share* increased 100% to $0.28 for the quarter and 47.5% to $0.90 for the year

•                  EBITDA* increased 28.7% to $32.8 million for the quarter and 16.2% to $119.7 million for the year

•                  The Company expects to deliver 2011 EBITDA of $123.0 million to $126.0 million

“Our record-breaking fourth quarter results capped a remarkable year for B&G Foods,” stated David L. Wenner, President and Chief Executive Officer of B&G Foods.  “Unit volume and net pricing gains, cost reductions and a favorable sales mix combined to lift our quarterly and annual EBITDA to record levels thanks to the efforts of our sales, manufacturing and marketing teams.  Earnings per share also set a company record, with adjusted diluted earnings per share reaching $0.90 for the full year.  Our balance sheet is as strong as it has ever been, with our EBITDA to net debt leverage ratio at an all-time low.  The Board of Directors’ recent decision to raise the dividend rate by 24% reflects our present strength and confidence in the 2011 outlook for our business.”

Financial Results for the Fourth Quarter of 2010

Net sales for the 13 weeks ended January 1, 2011 (fourth quarter of 2010) increased 4.6% to $141.9 million from $135.6 million for the 13 weeks ended January 2, 2010 (fourth quarter of 2009).  This $6.3 million increase was attributable to unit volume and sales price increases of $4.6 million and $1.8 million, respectively, partially offset by an increase in coupon expenses of $0.1 million.

Gross profit for the fourth quarter of 2010 increased 27.6% to $47.1 million from $36.9 million in the fourth quarter of 2009.  Gross profit expressed as a percentage of net sales increased 6.0 percentage points to 33.2% for the fourth quarter of 2010 from 27.2% in the fourth quarter of 2009.  Of the 6.0 percentage

*                 Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for definitions of the terms adjusted net income, adjusted diluted earnings per share and EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and EBITDA to the most comparable GAAP financial measures.

point increase, 0.9 percentage points was attributable to increased sales prices net of increased coupon expenses; 0.9 percentage points was attributable to a gain on a legal settlement; and 4.2 percentage points was primarily attributable to decreases in commodity and ingredient costs and a sales mix shift to higher margin products, slightly offset by an increase in packaging costs.  Operating income increased 33.5% to $28.9 million for the fourth quarter of 2010, from $21.6 million in the fourth quarter of 2009.

Net interest expense for the fourth quarter of 2010 decreased $0.9 million or 10.1% to $8.5 million for the fourth quarter of 2010 from $9.4 million for the fourth quarter of 2009.  The decrease in net interest expense for the fourth quarter was primarily attributable to the refinancing completed during the second half of 2009 and first quarter of 2010 that reduced the Company’s long-term debt and the effective interest rate on the long-term debt to 7.9% in the fourth quarter of 2010 from 8.7% in the fourth quarter of 2009.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $14.3 million, or $0.29 per diluted share, for the fourth quarter of 2010, as compared to reported net income of $1.3 million, or $0.03 per diluted share, for the fourth quarter of 2009.  The Company’s adjusted net income* for the fourth quarter of 2010 was $13.7 million, and adjusted diluted earnings per share was $0.28, as compared to adjusted net income of $6.6 million and adjusted diluted earnings per share of $0.14 for the fourth quarter of 2009.

For the fourth quarter of 2010, EBITDA increased 28.7% to $32.8 million from $25.5 million for the fourth quarter of 2009.

Financial Results for Full-Year 2010

Net sales for the 52 weeks ended January 1, 2011 (fiscal 2010) increased 2.5% to $513.3 million from $501.0 million for the 52 weeks ended January 2, 2010 (fiscal 2009).  The $12.3 million increase was attributable to unit volume and sales price increases of $7.5 million and $5.6 million, respectively, partially offset by an increase in coupon expenses of $0.8 million.

Gross profit for fiscal 2010 increased 12.7% to $167.7 million from $148.7 million in fiscal 2009.  Gross profit expressed as a percentage of net sales increased 3.0 percentage points to 32.7% in fiscal 2010 from 29.7% in fiscal 2009.  Of the 3.0 percentage point increase, 0.7 percentage points was attributable to increased sales prices net of increased coupon expenses; 0.3 percentage points was attributable to a gain on a legal settlement; and 2.0 percentage points was primarily attributable to decreases in commodity and ingredient costs and a sales mix shift to higher margin products, slightly offset by an increase in packaging costs.  Operating income increased 18.6% to $104.7 million in fiscal 2010, from $88.3 million in fiscal 2009.

Net interest expense for fiscal 2010 decreased $9.1 million to $40.3 million in fiscal 2010 from $49.4 million in fiscal 2009.  The decrease in net interest expense in fiscal 2010 was primarily attributable to the refinancing completed during the second half of 2009 and first quarter of 2010 that reduced the Company’s long-term debt and the effective interest rate on the long-term debt to 8.0% in fiscal 2010 from 9.5% in fiscal 2009.

The Company’s reported net income under GAAP was $32.4 million, or $0.67 per diluted share, for fiscal 2010, as compared to reported net income of $17.4 million, or $0.44 per diluted share, for fiscal 2009.  The Company’s adjusted net income* for fiscal 2010 was $43.2 million, and adjusted diluted earnings per share was $0.90, as compared to adjusted net income of $23.9 million and adjusted diluted earnings per share of $0.61 for fiscal 2009.

For fiscal 2010, EBITDA increased 16.2% to $119.7 million from $103.0 million for fiscal 2009.

Guidance

EBITDA for fiscal 2011 is expected to be approximately $123.0 to $126.0 million.  B&G Foods expects to make capital expenditures of approximately $11.0 million in the aggregate during fiscal 2011.

Interest Rate Swap Termination

In February 2007, B&G Foods entered into a six-year interest rate swap agreement in order to effectively fix at 7.0925% the interest rate payable for $130.0 million of term loan borrowings under the credit agreement through the life of the term loan borrowings, which mature in February 2013.  On January 18, 2011, the Company terminated the interest rate swap agreement by making a payment of $12.4 million to the counterparty, representing the approximate present value of the expected remaining settlement payments that otherwise were to have been due to the counterparty through maturity of the term loan.

As a result of the termination, the Company’s interest obligations for the term loan borrowings through maturity in 2013 will now be determined based upon the loan’s floating rate.  The Company currently expects that this will reduce interest expense for the term loan borrowings by $6.2 million in each of fiscal 2011 and 2012 and by approximately $1.1 million in fiscal 2013, or a total of approximately $13.5 million through maturity of the term loan borrowing.  However, any increase in LIBOR during that time period, will reduce the expected interest expense reduction.

The Company also expects to reclassify $3.7 million of accumulated other comprehensive loss to net interest expense through maturity of the term loan borrowings in 2013, with $1.7 million being reclassified in 2011.

Increase in Quarterly Dividend Rate

On February 22, 2011, the Company announced that its Board of Directors has increased the Company’s quarterly dividend rate from $0.17 per share of common stock to $0.21 per share of common stock.  The next quarterly dividend will be payable on May 2, 2011 to shareholders of record as of March 31, 2011.

Stock and Debt Repurchase Program

Also on February 22, 2011, the Company also announced that its Board of Directors has authorized a stock and debt repurchase program for the repurchase of up to $25.0 million of the Company’s common stock and/or 7.625% senior notes due 2018 through March 31, 2012.  Under the authorization, the Company may purchase shares of common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing and amount of stock and/or debt repurchases under the program, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of shares, if any, that will be repurchased under the repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may discontinue the program at any time.  Any shares or senior notes repurchased pursuant to the repurchase program will be cancelled.  As of March 1, 2011, the Company has 47,900,237 shares of common stock outstanding and $350.0 million principal amount of senior notes outstanding.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, March 1, 2011.

The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 395-3205 for U.S. callers or (719) 785-9449 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 2898325. The replay will be available from March 1, 2011, through March 8, 2011.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ web site, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the fourth quarters and full-years of 2010 and 2009, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding EBITDA and capital expenditures for fiscal 2011.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,”

“anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2010 filed on March 1, 2011.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	January 1, 2011	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$98,738	$39,930
Trade accounts receivable, less allowance for doubtful accounts and discounts of $765 and $631 in 2010 and 2009	34,445	34,488
Inventories	74,563	86,134
Prepaid expenses	1,715	2,523
Income tax receivable	171	864
Deferred income taxes	5,439	1,981
Total current assets	215,071	165,920

Property, plant and equipment, net	60,812	53,598
Goodwill	253,744	253,353
Trademarks	228,000	227,220
Other intangibles, net	104,001	109,868
Other assets	10,095	6,935
Total assets	$871,723	$816,894

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$15,531	$22,574
Accrued expenses	25,584	18,326
Interest rate swap	12,012	—
Dividends payable	8,099	8,052
Total current liabilities	61,226	48,952

Long-term debt	477,748	439,541
Other liabilities	4,232	19,265
Deferred income taxes	97,932	83,528
Total liabilities	641,138	591,286
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 and 100,000,000 shares; 47,639,924 and 47,367,292 issued and outstanding as of January 1, 2011 and January 2, 2010	476	474
Additional paid-in capital	201,770	231,549
Accumulated other comprehensive loss	(7,002)	(9,377)
Retained earnings	35,341	2,962
Total stockholders’ equity	230,585	225,608
Total liabilities and stockholders’ equity	$871,723	$816,894

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Fourth Quarter Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
	(unaudited)	(unaudited)

Net sales	$141,866	$135,608	$513,337	$501,016
Cost of goods sold	94,807	98,714	345,668	352,283
Gross profit	47,059	36,894	167,669	148,733

Operating expenses:
Sales, marketing and warehousing expenses	12,701	10,509	44,723	43,084
General and administrative expenses	3,844	3,129	11,772	10,882
Amortization expense	1,619	1,612	6,457	6,450
Operating income	28,895	21,644	104,717	88,317

Other expenses:
Interest expense, net	8,487	9,436	40,342	49,432
Loss on extinguishment of debt	—	9,546	15,224	10,220
Income before income tax expense	20,408	2,662	49,151	28,665
Income tax expense	6,130	1,324	16,772	11,224
Net income	$14,278	$1,338	32,379	17,441

Weighted average shares outstanding:
Basic common stock	47,643	47,367	47,584	39,325
Diluted common stock	48,644	47,573	48,284	39,358
Earnings per share:
Basic common stock	$0.30	$0.03	$0.68	$0.44
Diluted common stock	$0.29	$0.03	$0.67	$0.44
Cash dividends declared per share	$0.17	$0.21	$0.67	$0.72

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net income	$14,278	$1,338	$32,379	$17,441
Income tax expense	6,130	1,324	16,772	11,224
Interest expense, net(1)	8,487	9,436	40,342	49,432
Depreciation and amortization	3,905	3,848	15,023	14,695
Loss on extinguishment of debt(2)	—	9,546	15,224	10,220
EBITDA(3)	32,800	25,492	119,740	103,012
Income tax expense	(6,130)	(1,324)	(16,772)	(11,224)
Interest expense, net	(8,487)	(9,436)	(40,342)	(49,432)
Deferred income taxes	3,868	150	9,452	9,445
Amortization of deferred financing costs and bond discount	501	537	2,016	2,759
Unrealized (gain) loss on interest rate swap	(1,384)	(1,433)	436	(1,541)
Reclassification to net interest expense for interest rate swap	423	423	1,693	1,693
Share-based compensation expense	1,334	1,326	3,747	4,599
Excess tax benefits from share-based compensation	4	—	(326)	—
Changes in assets and liabilities, net of effects of business combination	14,807	12,818	19,233	3,543
Net cash provided by operating activities	$37,736	$28,553	$98,877	$62,854

(1)                  Net interest expense for fiscal 2010 includes a charge relating to the unrealized loss on an interest rate swap, and a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  Net interest expense in the fourth quarter of 2009, fourth quarter of 2010 and fiscal 2009 includes a benefit relating to the unrealized gain on the interest rate swap and a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  See B&G Foods’ Annual Report on Form 10-K filed with the SEC on March 1, 2011 for additional details.

(2)                  Loss on extinguishment of debt for fiscal 2010 and the fourth quarter of 2009 and fiscal 2009 includes costs relating to our repurchase of senior notes and senior subordinated notes, including the repurchase premium and the write-off of deferred debt financing costs.  See our Annual Report on Form 10-K filed with the SEC on March 1, 2011 for additional details.

(3)                  EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows.  EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Reported net income	$14,278	$1,338	$32,379	$17,441
Loss on extinguishment of debt, net of tax(1)	—	5,928	9,530	6,347
Non-cash adjustments on interest rate swap, net of tax(2)	(602)	(627)	1,333	94
Adjusted net income	$13,676	$6,639	$43,242	$23,882
Adjusted diluted EPS — Common stock	$0.28	$0.14	$0.90	$0.61

(1)          Loss on extinguishment of debt for fiscal 2010 includes costs relating to our repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes.  Loss on extinguishment of debt for the fourth quarter of 2009 and fiscal 2009 included costs relating to our repurchase of senior subordinated notes during the second half of fiscal 2009.  See B&G Foods’ Annual Report on Form 10-K filed with the SEC on March 1, 2011 for additional details.

(2)          Includes an unrealized (gain) loss on interest rate swap and a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  Following the bankruptcy of the counterparty to the interest rate swap in September 2008, we determined that the swap was no longer an effective hedge for accounting purposes.  See B&G Foods’ Annual Report on Form 10-K filed with the SEC on March 1, 2011 for additional details.